EXHIBIT 99.1


             Progenics Awarded $28.6 Million NIH Contract
                  to Develop Novel HIV/AIDS Vaccine

    TARRYTOWN, N.Y.--(BUSINESS WIRE)--Sept. 29, 2003--Progenics Pharmaceuticals, Inc. (Nasdaq: PGNX) today announced that it has been awarded a contract from the National Institutes of Health (NIH), an agency of the Department of Health and Human Services, to develop a novel vaccine against the human immunodeficiency virus (HIV), the virus that causes AIDS. The contract from NIH's National Institute of Allergy and Infectious Diseases provides the company with up to $28.6 million over the next five years to fund preclinical research, development, and early clinical testing of a prophylactic vaccine - one that is designed to prevent HIV from becoming established in uninfected individuals exposed to the virus. Progenics' scientists will be principal investigators under the contract and will head the vaccine development effort. John P. Moore, Ph.D., Weill Medical College of Cornell University, and Preston A. Marx, Ph.D., Tulane National Primate Research Center, will continue their collaboration with Progenics, and will head the vaccine design and animal testing core groups, respectively, under a subcontract. Funding under this contract is subject to compliance with its terms and payment of fees is subject to achievement of specified milestones.
    The vaccine candidate contains genetically engineered HIV proteins that closely resemble the surface of the structures found on the virus. Until recently, the instability of these spike-like surface structures has hampered efforts to produce an effective preventative vaccine. The new vaccine contains stabilized spike subunits that are designed to produce an immune response capable of inducing antibodies that neutralize or inactivate HIV before it can establish infection. These antibodies bind to complex, three-dimensional surface configurations used by the virus to bind to immune system cells and thereby block HIV's ability to subsequently infect them.
    "If successful, a prophylactic HIV vaccine offers the greatest potential for stemming the worldwide spread of AIDS," said Dennis R. Burton, Ph.D., Professor, Department of Immunology, The Scripps Research Institute, and Chairman of the External Advisory Committee for the project. "The HIV vaccines tested to date have contained viral surface proteins, but the three-dimensional structures of these vaccine components have never accurately mimicked the conformational shapes found in naturally-occurring viruses. The use of biochemically stabilized viral envelope proteins represents a promising new approach in HIV vaccine development."
    "The awarding of this contract for a prophylactic HIV vaccine to Progenics Pharmaceuticals and its collaborators at Cornell and Tulane results largely from efforts begun in the 1980s to discover and counteract the mechanisms by which HIV infects cells," said Paul J. Maddon, M.D., Ph.D., Progenics Chairman, Chief Executive Officer and the contract's principal investigator. "We are conducting preclinical research of our novel HIV vaccine candidate, and we plan to begin human studies within five years."
    "Our collaboration with Progenics has been scientifically very successful in creating stabilized spike subunits," said . John P. Moore, Ph.D., Professor, Department of Microbiology and Immunology, Weill Medical College of Cornell University. "We now hope to turn our discoveries into a viable HIV vaccine. The award of this NIH contract provides us with the opportunity to develop this concept further."
    Based on the Company's participation in the discoveries of two cellular receptors involved in the HIV infection process, it is pursuing several approaches in the development of products designed to block entry of HIV into human immune system cells.

    -- PRO 542 is a viral-entry inhibitor that blocks viral attachment, the first step necessary for HIV to infect immune system cells and is the subject of an on-going multi-dose phase 2 clinical trial. In a single-dose phase 2 study of PRO 542 in HIV-infected patients who were no longer responding to conventional therapy, viral levels in the blood were reduced by 60% to 80%, on average. The viral load reductions were maintained throughout the six-week follow-up period, and no serious side effects were observed.

    -- PRO 140 is a humanized monoclonal antibody in preclinical development that inhibits viral binding to the CCR5 receptor, the second step in viral entry. In preclinical studies, multiple doses of PRO 140 reduced and then maintained viral loads at undetectable levels for the duration of therapy in an animal model of HIV infection. The Company expects to file an Investigational New Drug Application for PRO 140 with the U.S. Food and Drug Administration in 2003 and begin clinical testing in 2004.

    Progenics Pharmaceuticals, Inc., of Tarrytown, NY, is a biopharmaceutical company focusing on the development and commercialization of innovative therapeutic products to treat the unmet medical needs of patients with debilitating conditions and life-threatening diseases. The Company has four product candidates in clinical development and several others in preclinical development. In symptom management and supportive care, the Company is developing methylnaltrexone (MNTX) to treat the debilitating side effects of opioid-based pain relievers without interfering with pain relief. MNTX is in pivotal Phase 3 clinical testing and may be the Company's first product candidate to be approved for marketing. In the area of HIV infection, the Company is developing viral-entry inhibitors, including PRO 542, a genetically engineered molecule designed to selectively target and neutralize HIV (in phase 2 studies), and PRO 140, a monoclonal antibody designed to target the HIV co-receptor CCR5 (in preclinical development). In addition, the Company is conducting research on a novel prophylactic HIV vaccine. The Company is developing immunotherapies for prostate cancer, including monoclonal antibodies directed against prostate-specific membrane antigen (PSMA), a protein found on the surface of prostate cancer cells. The Company is also developing vaccines designed to stimulate an immune response to PSMA. A recombinant PSMA vaccine is in phase 1 clinical testing. The Company is also studying a cancer vaccine, GMK, in phase 3 clinical trials for the treatment of malignant melanoma.

    Editor's Backgrounder

    How is Progenics' HIV vaccine different than other vaccines?

    The surface of HIV is naturally studded with envelope glycoprotein spikes that consist of three copies each of the gp120 and gp41 glycoproteins in a trimeric configuration. These envelope trimers mediate entry of the virus into immune system cells. Blocking the viral-entry process by means of neutralizing antibodies thus impedes infection. Some prophylactic HIV vaccines provoke the immune system to produce antibodies that target viral envelope proteins and thereby neutralize or inactivate the virus; others are designed to induce a cellular immune response that kills HIV-infected cells. A successful prophylactic HIV vaccine will likely include an envelope glycoprotein component.
    Progenics' vaccine is based on modified forms of the viral envelope glycoproteins and is designed to induce neutralizing antibodies. The instability of the natural form of the trimer complex in the laboratory has been a major obstacle to the creation of a successful vaccine, as the individual dissociated components, monomeric gp120 and gp41, do not elicit antibodies that neutralize clinical strains of HIV. Most previous HIV vaccines have relied upon dissociated gp120 subunits to induce an immune response; these approaches have not been successful in large-scale clinical trials.
    The collaborating scientists at the Weill Medical College of Cornell University and Progenics have modified the natural sequence of the HIV envelope glycoproteins. The modifications are designed to overcome the natural instability of the trimer while preserving its natural configuration as much as possible. Details of the trimer stabilization research have been published in the Journal of Virology during the past three years (vol 74, pp 627-643; vol 74, pp 5091-5100; vol 76, pp 7760-7776 and vol 76, pp 8875-8889). The stabilized trimers form the basis of Progenics' vaccine concept. The stable recombinant trimer vaccine is designed to elicit antibodies that target the more conserved regions of the viral envelope. It is hoped that this will minimize, although of course not eliminate, the major obstacle to vaccine development caused by the high mutation rate of HIV. As the virus mutates, its envelope changes shape allowing the virus to escape antibody detection. However, there are relatively well-conserved targets for neutralizing-antibody binding on the natural trimers. Progenics' vaccine is designed to expose the conserved targets to the immune system for antibody induction, while minimizing the presentation of sites for unimportant antibodies.

    DISCLOSURE NOTICE: The information contained in this document is current as of September 29, 2003. This press release contains forward-looking statements. Any statements contained herein that are not statements of historical fact may be forward-looking statements. When the Company uses the words 'anticipates,' 'plans,' 'expects' and similar expressions, it is identifying forward-looking statements. Such forward-looking statements involve risks and uncertainties which may cause the Company's actual results, performance or achievements to be materially different from those expressed or implied by forward-looking statements. Such factors include, among others, the uncertainties associated with product development, the risk that clinical trials will not commence when or proceed as planned, the risks and uncertainties associated with dependence upon the actions of the Company's corporate, academic and other collaborators and of government regulatory agencies, the risk that products that appear promising in early clinical trials do not demonstrate efficacy in larger-scale clinical trials, the uncertainty of future profitability and other factors set forth more fully in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2003, and other reports filed with the Securities and Exchange Commission, to which investors are referred for further information. In particular, the Company cannot assure you that any of the their programs will result in a commercial product.
    Progenics does not have a policy of updating or revising forward-looking statements and assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments. Thus it should not be assumed that the Company's silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements.
    Editor's Note: Additional information on Progenics is available at http://www.progenics.com

    CONTACT: Progenics Pharmaceuticals, Inc.
             Richard W. Krawiec, Ph.D., 914-789-2800
             rkrawiec@progenics.com